EX-99.B-77Q1

WADDELL & REED ADVISORS FUNDS

SUB-ITEM 77Q1(a): Amendments to Registrant’s Charter:

Supplement dated June 4, 2012 to the

Waddell & Reed Advisors Fixed Income and Money Market Funds Prospectus

dated January 31, 2012

and as supplemented May 8, 2012

Effective June 4, 2012, The Bank of New York Mellon will succeed UMB Bank, n.a. as the custodian and foreign custody manager, respectively, for each Fund. Accordingly, the reference in this Prospectus on page 88 to UMB Bank, n.a., is deleted and replaced with The Bank of New York Mellon, which is located at One Wall Street, New York, NY 10286, effective as of that date.

Supplement dated June 4, 2012 to the

Waddell & Reed Advisors Funds Statement of Additional Information

dated January 31, 2012

and as supplemented May 8, 2012

Effective June 4, 2012, The Bank of New York Mellon will succeed UMB Bank, n.a. and Citibank, N.A. as the custodian and foreign custody manager, respectively, for each Fund. Accordingly, all references in this Statement of Additional Information to UMB Bank, n.a. and/or Citibank, N.A., are deleted and replaced with The Bank of New York Mellon, which is located at One Wall Street, New York, NY 10286, effective as of that date.